Exhibit 10.14

SUNSHINE HEART, INC.
FORM OF STOCK OPTION GRANT NOTICE
UNDER THE NEW-HIRE EQUITY INCENTIVE PLAN

Sunshine Heart, Inc. (the “Company”), pursuant to its New-Hire Equity Incentive Plan (the “Plan”), hereby grants to the Participant an Option to purchase the number of shares of the Company’s Common Stock set forth below as an inducement material to the Participant entering into an employment relationship with the Company (this “Option”).  This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and shall therefore be treated as a non-qualified option.  This Option is subject to all of the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”), the related Option Agreement and Notice of Exercise, and the Plan, all of which are attached hereto and incorporated herein in their entireties. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Expiration Date:

Vesting Schedule:

25% of the shares will vest on the one-year anniversary of the Date of Grant; the remaining shares will vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the Date of Grant.

Payment:	By one or a combination of the following items (in each case, as described in the Option Agreement):

☐ By cash, check, bank draft or money order payable to the Company;

☐ Pursuant to a Regulation T Program (cashless exercise);

☐ By delivery of already-owned shares if the shares are publicly traded; or

☐ By a “net exercise” arrangement.

Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, the terms and conditions of this Grant Notice, the Option Agreement and the Plan. The Participant acknowledges and agrees that this Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. The Participant further acknowledges and agrees that this Option was granted to the Participant as an inducement material the Participant entering into an employment relationship with the Company.  The Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between the Participant and the Company regarding this Option and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) other Options previously granted and delivered to the Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein.

By accepting this Option, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

This Grant Notice may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one document.

SUNSHINE HEART, INC.	PARTICIPANT:

By:	By:

Name:	Date:

Title:

Date:

ATTACHMENTS: Option Agreement, including Notice of Exercise, and New-Hire Equity Incentive Plan

ATTACHMENT I

SUNSHINE HEART, INC.
NEW-HIRE EQUITY INCENTIVE PLAN

FORM OF OPTION AGREEMENT FOR EMPLOYEES (NEW HIRES ONLY)
(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Agreement”), Sunshine Heart, Inc. (the “Company”) has granted you an Option (your “Option”) under its New-Hire Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in the Grant Notice at the Exercise Price indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.  If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.

The details of your Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.                                      VESTING.  Subject to the provisions contained herein, your Option will vest as provided in the Grant Notice.  Vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your Option and the Exercise Price per share set forth in the Grant Notice will be adjusted for Capitalization Adjustments.

3.                                      EXERCISE.

(a)                                 You may exercise the vested portion of your Option during its term by (i) delivering the Notice of Exercise attached hereto as EXHIBIT A and by completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the Exercise Price per share set forth in the Grant Notice and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate.  You may exercise your Option only for whole shares of Common Stock; the Company shall not be required to issue any fractional shares of Common Stock under any circumstances.

(b)                                 By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of your Option.

(c)                                  The exercise of your Option must comply with all applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.  Notwithstanding anything to the contrary contained herein, the Committee may suspend your right to exercise your Option for any period of up to 180 days in any 365-day period for which the Committee determines, in good faith, that such suspension is necessary or advisable in order to comply with the requirements of (i) any applicable federal securities law or rule or regulation thereunder; (ii) any rule of a national securities exchange, national securities association, or other self-regulatory organization; or (iii) any other federal or state law or regulation (each, an “Option Exercise Suspension”).  Notwithstanding the foregoing, no Option Exercise Suspension shall extend the term of your Option in a manner that would result in your Option becoming nonqualified deferred compensation subject to Section 409A of the Code.

4.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check, bank draft or money order payable to the Company, or in any one or more of the following manners unless otherwise provided in the Grant Notice:

(a)                                 Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)                                 Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your Option by delivery to the Company of Common Stock if doing so would violate the provisions of the applicable listing rules, or any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price per share set forth in the Grant Notice.  You must pay any remaining balance of the aggregate Exercise Price not satisfied by the “net exercise” in cash or other permitted form of payment.  Shares of Common Stock will no longer be outstanding under your Option and will not be exercisable thereafter if those shares are (i) used to pay the Exercise Price pursuant to the “net exercise,” (ii) delivered to you as a result of such exercise, and (iii) withheld to satisfy your tax withholding obligations.

5.                                      TERM.  You may not exercise your Option before the Date of Grant or after the Expiration Date set forth in the Grant Notice. Subject to Section 6 below, the term of your Option commences on the Date of Grant and terminates upon the earliest of the following:

(a)                                 three months after the termination of your Continuous Service for any reason other than your death or Disability;

(b)                                 12 months after the termination of your Continuous Service due to your death or Disability;

(c)                                  the Expiration Date indicated in the Grant Notice; or

(d)                                 the day before the tenth anniversary of the Date of Grant.

6.                                      CORPORATE TRANSACTION; CHANGE IN CONTROL.  In the event of a Corporate Transaction or Change in Control, your Option shall be subject to the provisions of Sections 9(c) and (d) of the Plan, respectively, including any forfeiture provisions described therein.

7.                                      TRANSFERABILITY.  Your Option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) pursuant to a domestic relations order and (iii) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which your Option is to be passed to beneficiaries upon the death of the trust or (settlor).

8.                                      WITHHOLDING OBLIGATIONS.

(a)                                 At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Option.

(b)                                 Upon your request and subject to approval by the Company, in its sole discretion, and in compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your Option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock unless such obligations are satisfied.

9.                                      TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that your Option is exempt from Section 409A of the Code only if the Exercise Price per share specified in the Grant Notice is at least equal to the

“fair market value” per share of the Common Stock on the Date of Grant indicated in the Grant Notice and there is no other impermissible deferral of compensation associated with your Option.

10.                               NOTICES. Any notices provided for in your Option or the Plan will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and your Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting your Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.                               GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan will control. In addition, your Option (and any compensation paid, shares issued under your Option, or proceeds received upon the sale of such shares) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback or compensation recovery policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

12.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of your Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

13.                               VOTING RIGHTS.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to your Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in your Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.                               SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15.                               CONSENT TO TRANSFER OF PERSONAL DATA.  In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company to transfer certain Participant data to an Affiliate or to its outside service providers or governmental agencies. By accepting your Option, you consent, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of your personal data to such entities for such purposes.

16.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under your Option will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

(c)                                  You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.

(d)                                 This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*     *     *

This Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.

EXHIBIT A

NOTICE OF EXERCISE

SUNSHINE HEART, INC.
12988 Valley View Road
Eden Prairie, MN 55344	Date of Exercise:

This constitutes notice to Sunshine Heart, Inc. (the “Company”) under my Option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of Option (check one):	Nonstatutory

Stock Option dated:

Number of shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

Cash payment delivered herewith:	$

[Value of shares delivered herewith(1):	$]

[Value of shares pursuant to net exercise(2):	$]

[[Regulation T Program (cashless exercise)(3):	$]

(1)                                 Shares must meet the public trading requirements set forth in the Option Agreement. Shares must be valued in accordance with the terms of the Option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

(2)                                 The Company must have established net exercise procedures at the time of exercise, in order to utilize this payment method.

(3)                                 Shares must meet the public trading requirements set forth in the Option Agreement.

EXHIBIT A

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Sunshine Heart, Inc. New-Hire Equity Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of my Option.

Very truly yours,

ATTACHMENT II

NEW-HIRE EQUITY INCENTIVE PLAN